FOR IMMEDIATE RELEASE

NATIONSBANK REPORTS 31% EARNINGS GROWTH IN 1994

CHARLOTTE NC, January 17, 1995 -- NationsBank Corporation today reported 1994 net income of $1.7 billion, a 31-percent increase over the $1.3 billion earned from operations in 1993, before the change in accounting for income taxes. Earnings per common share for 1994 rose 22 percent to $6.12, compared to $5.00 per share in 1993 and return on common shareholders' equity rose to 16.10 percent, compared to 15.00 percent last year. After adjusting for the first-quarter 1993 accounting change of $200 million, or $.78 per share, 1993 net income was $1.5 billion, or $5.78 per common share.

For the fourth quarter of 1994, net income rose nine percent to $405 million, compared to $373 million in the fourth quarter of 1993. Earnings per common share in the fourth quarter of 1994 increased seven percent to $1.46, from $1.37 per common share in 1993.

"After having rapidly built a large, diverse financial institution, our 1994 results demonstrate our ability to successfully run the company," said Hugh McColl, chairman and chief executive officer. "Our 22-percent growth in earnings per share is a significant accomplishment given the challenging environment driven by changes in our customers, competitors, regulators, interest rates and the economy.

"These earnings are a reflection of our excellent revenue growth, resulting from strong loan growth and increased fee income. In addition, continued improvement in our operating efficiency and further reductions in credit costs enhanced earnings for the year. During 1994, we made important strides in improving the profitability of NationsBank and we will continue taking actions to increase the value of our shareholders' investment."

The 1994 results include the full impact of several acquisitions made throughout 1993 and the partial impact of acquisitions made during 1994. Thus, the annual growth comparisons reflect not only internal growth but the impact of these acquisitions.

Average loans and leases of $95 billion in 1994 grew 20 percent over year-earlier levels. Excluding acquisitions over the last year and the fourth-quarter 1993 securitization of bank card assets, average loans and leases grew 12 percent from 1993. This growth was driven by an 18-percent increase in average consumer loans, primarily residential mortgage and bank card loans, and a nine-percent increase in commercial loans.

Average deposits in 1994 were $93.7 billion versus $83.5 billion a year ago, reflecting the impact of 1993 and 1994 acquisitions.
Core customer-based deposits of $84.2 billion made up 90 percent of this year's total.

Net interest income on a taxable-equivalent basis grew 12 percent in 1994 to $5.3 billion. Strong loan growth coupled with disciplined loan and deposit pricing more than offset the adverse impact of higher short-term interest rates producing this increase in net interest income. The net interest yield in 1994 was 3.58 percent, compared to 3.96 percent last year. The decline in net interest yield reflected a narrowing of the spread between investment securities and market-based funds and higher trading asset levels of the Corporation's primary government securities dealer.
Noninterest income rose 24 percent to $2.6 billion in 1994. After adjusting for acquisitions, noninterest income rose 11 percent on a year-over-year basis, driven by increased fees from investment banking, deposit servicing, and trading.

1994 results included $13 million of losses on the sale of securities, compared to securities gains of $84 million in 1993.

Noninterest expense totaled $4.9 billion in 1994 compared to $4.3 billion in the prior year. After adjusting for acquisitions, noninterest expense rose slightly more than two percent on a year-over-year basis. Investment in personnel, particularly in the Capital Markets area, added to expenses, while efforts were implemented to reduce spending on general operating and administrative expenses.

Credit quality indicators showed further substantial improvement throughout 1994 due to a strengthening economy, increased
recoveries and improving commercial real estate markets.   Total
nonperforming assets fell by $645 million, or 36 percent, versus levels at December 31, 1993. Total nonperforming assets stood at $1.1 billion on December 31, or 1.10 percent of net loans, leases and factored receivables, and other real estate owned. This compared to nonperforming assets of $1.8 billion on December 31, 1993, or 1.92 percent of net levels.

Net charge-offs declined to $316 million, or .33 percent of average net loans, leases and factored receivables, in 1994, from $412 million, or .51 percent of average levels in 1993. The allowance for credit losses totaled $2.2 billion at year-end 1994 and equaled
2.11 percent of net loans, leases and factored receivables. The allowance represented 273 percent of nonperforming loans at December 31, 1994, up dramatically from 193 percent at year-end 1993.
As a result of these improving credit quality trends, provision expense in 1994 declined to $310 million, well below the 1993 level of $430 million. In 1994, there was a net recovery of $12 million in the other real estate owned category, versus an expense of $78 million in 1993, with the decrease primarily due to improving real estate markets in the Mid-Atlantic region.

On December 31, 1994, total earning assets were $152 billion, of which net loans and leases were $102 billion and securities were $26 billion.

Total shareholders' equity climbed 10 percent in 1994 to $11.0 billion on December 31. This represented 6.49 percent of year-end assets. Book value per common share rose nine percent to $39.70 on December 31, 1994. Common dividends paid per share for the calendar year 1994 increased 15 percent to $1.88 from $1.64 per share in 1993. Total market capitalization was $12.5 billion at year-end 1994.

Tier 1 and total risk-based capital ratios of 7.43 percent and
11.47 percent, respectively, and a leverage ratio of 6.18 percent all compared favorably with regulatory guidelines at December 31, 1994.

NationsBank Corporation is a bank holding company that provides financial products and services nationally and internationally to individuals, businesses, corporations, institutional investors and government agencies. Headquartered in Charlotte, N.C., NationsBank has a retail banking franchise in nine states and the District of Columbia and consumer finance offices in 31 states. As of December 31, 1994, NationsBank had total assets of $170 billion.



          NATIONSBANK CORPORATION FINANCIAL HIGHLIGHTS


                                 THREE MONTHS      FOR THE YEAR
                              ENDED DECEMBER 31  ENDED DECEMBER 31
                                1994      1993     1994     1993
    FINANCIAL SUMMARY
    (In millions except per-share data)

    Income before effect of change in
     method of accounting for
     income taxes               $405      $373    $1690    $1301
    Net income                   405       373     1690     1501
     Earnings per common share
     before effect of change in
     method of accounting for
     income taxes                1.46      1.37     6.12     5.00
    Earnings per common share    1.46      1.37     6.12     5.78
    Fully diluted earnings per
     common share before effect
     of change in method of
     accounting for income taxes 1.45      1.36     6.06     4.95
    Fully diluted earnings
      per common share           1.45      1.36     6.06     5.72
    Average common shares
     issued                    275.735   269.679  274.656  257.969
    Average fully diluted common
     shares issued             279.242   273.832  278.573  262.453
    Price per share of common
     stock at period end       $45 1/8       $49  $45 1/8      $49
    Common dividends paid          138       114      517      423
    Common dividends paid per
     share                        .50       .42     1.88     1.64
    Preferred dividends paid     2         3       10       10

    EARNINGS SUMMARY (Taxable-equivalent in millions)

    Net interest income        $1326     $1326    $5305    $4723
    Provision for credit
     losses                     (70)     (100)    (310)    (430)
    Gains(losses)on sales
     of securities              (28)        -      (13)      84
    Noninterest income          639       615     2597     2101
    Other real estate owned
     expense                      8       (22)      12      (78)
    Restructuring expense         -         -        -      (30)
    Noninterest expense       (1261)    (1222)   (4942)   (4293)
    Income before income
     taxes and effect of
     change in method of
     accounting for income
     taxes                       614       597     2649     2077
    Income taxes - including
     FTE adjustment*            (209)     (224)    (959)    (776)
    Income before effect of
     change in method of
     accounting for
     income taxes                 405       373     1690     1301
    Effect of change in method
    of accounting for income
    taxes                         ---       ---      ---      200
    Net income                   $405      $373    $1690    $1501

    *FTE adjustment               $26       $23      $94      $86

    AVERAGE BALANCE SHEET SUMMARY (In billions)

    Loans and leases, net       $99.764   $89.147  $95.006  $78.984
    Securities held for
     investment                  17.966    27.273   15.048   24.823
    Securities available for
     sale                         8.560     2.211   12.386    1.017
    Total securities             26.526    29.484   27.434   25.840
    Earning assets              155.107   139.657  148.381  119.182
    Total assets                174.554   157.790  166.319  134.400
    Noninterest-bearing
     deposits                    20.452    19.852   20.097   17.425
    Interest-bearing deposits    78.122    70.486   73.640   66.046
    Total deposits               98.574    90.338   93.737   83.471
    Shareholders' equity         10.906     9.669   10.484    8.651
    Common shareholders' equity  10.877     9.554   10.435    8.606

    OTHER FINANCIAL DATA

    Net interest yield      3.40pct. 3.77pct.  3.58pct.  3.96pct.
    Return on average assets
     before effect of change
     in method of accounting
     for income taxes        .92       .94     1.02      .97
    Return on average assets .92       .94     1.02     1.12
    Return on average common
     shareholders' equity
     before effect of change
     in method of accounting
     for income taxes       14.68     15.34    16.10    15.00
    Return on average common
     shareholders' equity   14.68     15.34    16.10    17.33
    Gross charge-offs
     (in millions)           $155      $196     $533     $609
    Net charge-offs
     (in millions)             98       136      316      412
     Pct. of average loans,
      leases and factored
      accounts receivable,
      net                      .38pct.   .60pct.  .33pct.  .51pct.

                                               DECEMBER 31
                                             1994       1993
    BALANCE SHEET SUMMARY (In billions)


    Loans and leases, net                 $102.367    $91.006
    Securities held for investment          17.800     13.584
    Securities available for sale            8.025     15.470
    Total securities                        25.825     29.054
    Earning assets                         151.722    140.890
    Factored accounts receivable             1.004      1.001
    Total intangibles                        1.712      1.367
    Total assets                           169.604    157.686
    Noninterest-bearing deposits            21.380     20.723
    Interest-bearing deposits               79.090     70.390
    Total deposits                         100.470     91.113
    Shareholders' equity                    11.011      9.979
    Common shareholders' equity             10.976      9.859
     Per common share (not in
     billions)                               39.70      36.39

    RISK-BASED CAPITAL
     Tier 1 capital                        $ 9.511     $8.535
      Tier 1 capital ratio                   7.43pct.   7.41pct.
     Total capital                         $14.681    $13.505
      Total capital ratio                   11.47pct.  11.73pct.

    Leverage ratio                           6.18       6.00

    Common shares issued(in millions)      276.452    270.905

    Allowance for credit losses             $2.186     $2.169
    Allowance as pct. of net loans, leases,
     and factored accounts receivable        2.11pct.   2.36pct.
    Allowance for credit losses
     as pct. of nonperforming loans         273.07     193.38
    Nonperforming loans                      $.801     $1.122
    Nonperforming assets                     1.138      1.783
    Nonperforming assets as pct. of:
     Total assets                             .67pct.   1.13pct.
     Net loans, leases, factored accounts
      receivable and other real estate owned  1.10       1.92

    Full-time equivalent headcount          61,484     57,742
    Banking centers                          1,929      1,930